SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 001-08140

                             FLEMING COMPANIES, INC.
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             (Exact name of registrant as specified in its charter)

                         5801 North Broadway, Suite 100
                          Oklahoma City, Oklahoma 73118
                                 (405) 286-9801
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Interests in the Fleming 401(k) Plan
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            (Title of each class of securities covered by this Form)

                                      None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)  [X]           Rule 12h-3(b)(1)(ii)  [ ]

       Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(2)(i)   [ ]

       Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(ii)  [ ]

       Rule 12g-4(a)(2)(ii) [ ]           Rule 15d-6            [ ]

       Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: 0.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Fleming Companies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  August 3, 2005           By:   /s/ Steve Eaton
                                Name: Steve Eaton
                                Title:  Designate of the Fleming Companies, Inc.
                                        Post Confirmation Trust